                                                                    Exhibit 7.3


                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                               OF CUMULUS MEDIA INC.


                              ARTICLE I (RESTATEMENT)

                                        NAME

     The name of the Corporation is Cumulus Media Inc. Cumulus Media Inc. was incorporated on May 22, 1997 under the name Cumulus Holdings, Inc. On March 18, 1998, Articles of Amendment were filed changing the corporate name to Cumulus Media Inc.


                              ARTICLE II (RESTATEMENT)

                                  REGISTERED AGENT
                               AND REGISTERED OFFICE

     The registered agent of the Corporation is William Bungeroth and the registered office of the Corporation is located at 875 North Michigan Ave., Suite 3650, Chicago, IL 60611, in the county of Cook.


                             ARTICLE III (RESTATEMENT)

                                      PURPOSE

     The purpose or purposes for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Illinois Business Corporation Act and of any successor provisions.


                               ARTICLE IV (AMENDMENT)

                                 AUTHORIZED SHARES

     The aggregate number of shares which the Corporation is authorized to issue is 100,262,000, divided into four classes consisting of: (i) 50,000,000 shares designated as Class A Common Stock, $.01 par value per share (hereinafter referred to as the "Class A Common Stock"); (ii) 20,000,000 shares designated as Class B Common Stock, $.01 par value per share (hereinafter referred to as the "Class B Common Stock"); (iii) 30,000,000 shares designated as Class C Common Stock, $ .01 par value per share (hereinafter referred to as the "Class C Common Stock"), and (iv) 262,000 shares of Preferred Stock, $.01 par value per share




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(hereinafter referred to as the "Preferred Stock").  The Class A Common Stock,
Class B Common Stock, and Class C Common Stock shall be referred to collectively herein as the "Common Stock".

                               ARTICLE V (AMENDMENT)

                               TERMS OF COMMON STOCK

     Except with regard to voting and conversion rights, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

SECTION 1.  VOTING RIGHTS.

     (a) GENERAL RIGHTS. The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the shareholders of the Corporation. Except as may be required by law or by Section 2 of Article VII, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the shareholders of the Corporation; PROVIDED, HOWEVER, that this sentence is not intended to detract from or limit the consent rights of certain holders of Class B Common Stock as set forth in
Section 1(c) of this Article V. The holders of shares of Class C Common Stock shall be entitled to ten (10) votes for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the shareholders of the Corporation; PROVIDED, HOWEVER, that during the period of time commencing with the date of conversion of any Class B Common Stock to Class C Common Stock held by either NationsBanc or SWIB and ending with the date on which NationsBanc and SWIB (together with their respective Affiliates) each ceases to beneficially own at least five percent (5%) of the aggregate number of shares of all classes of Common Stock held by such entity immediately prior to the consummation of the Offering, the holders of shares of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the shareholders of the Corporation.

     (b) VOTING IN GENERAL. The holders of Class A Common Stock and the holders of Class C Common Stock shall vote together, as a single class, on all matters submitted for a vote to the shareholders of the Corporation.

     (c) CONSENT TO FUNDAMENTAL ACTION. The express written consent of Consent Right Holders holding a majority of that number of shares of Class B Common Stock held in the aggregate by all Consent Right Holders shall be required for the taking of any Fundamental Action. Such consent is in addition to the approval required by Section 1(b) of this Article V. The term "Consent Right Holder," at any given time, means a Person who owns at least one (1) share of Class B Common Stock at such time, AND who held at least one (1) share of Class B Common Stock immediately prior to the consummation of the Offering, AND who (together with such Person's Affiliates) beneficially owns at such time a number of shares of the Common Stock of


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

the Corporation equal to or greater than fifty percent (50%) of the number of shares of Common Stock held by such Person immediately prior to the consummation of the Offering.

SECTION 2.  DIVIDENDS.

     After payment of the preferential amounts to which the holders of any shares ranking prior to the Common Stock shall be entitled, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Corporation from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them; PROVIDED, HOWEVER, that in the case of dividends or other distributions payable on Common Stock in shares of Common Stock, including distributions pursuant to share splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock, only Class B Common Stock will be distributed with respect to Class B Common Stock and only Class C Common Stock will be distributed with respect to Class C Common Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined.

SECTION 3.  LIQUIDATION, DISSOLUTION OR WINDING-UP.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be entitled to share pro rata in the remaining assets of the Corporation in proportion to the respective number of shares of Common Stock held by each holder compared to the aggregate number of shares of Common Stock outstanding.

SECTION 4.  MERGER OR CONSOLIDATION.

     In the event of a merger or consolidation of the Corporation, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article V.

SECTION 5.  CONVERTIBILITY AND TRANSFER.

     (a) CONVERSION OF CLASS B COMMON STOCK. Each holder of Class B Common Stock is entitled to convert at any time or times all or any part of such holder's shares of Class B Common Stock into an equal number of shares of Class A Common Stock or an equal number of shares of Class C Common Stock; PROVIDED, HOWEVER, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make

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such conversion lawful shall have first been obtained and PROVIDED FURTHER, that such holder is not at the time of such conversion a Disqualified Person.

     (b) CONVERSION OF CLASS C COMMON STOCK. Each holder of Class C Common Stock is entitled to convert at any time or times all or any part of such holder's shares of Class C Common Stock into an equal number of shares of Class A Common Stock; PROVIDED, HOWEVER, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained; and PROVIDED FURTHER, that such holder is not at the time of such conversion a Disqualified Person. In the event of the death of any Principal or the Disability of any Principal which results in termination of such Principal's employment with the Corporation, the shares of Class C Common Stock held by such deceased or disabled Principal or any Related Party or Affiliate of such deceased or disabled Principal shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(b). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

     (c)  TRANSFER OF CERTAIN SHARES.

          (i) A record or beneficial owner of shares of Class B Common Stock, or of Class C Common Stock that at any time was converted from Class B Common Stock, may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; PROVIDED, HOWEVER that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person. Concurrently with any such transfer, each such transferred share of Class B Common Stock or Class C Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class B Common Stock or Class C Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock have converted pursuant to this Section 5(c)(i). Such holder shall exchange the certificates representing such converted Class B Common Stock or Class C Common Stock for certificates representing Class A Common Stock.

          (ii) A record or beneficial owner of shares of Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; PROVIDED, HOWEVER, that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person and PROVIDED FURTHER, that if the transferee is not an Affiliate or a Related

     Party of a Principal, then, concurrently with any such transfer, each such transferred share of Class C Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(c)(ii). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

     (d) CONDITION PRECEDENT TO TRANSFER OR CONVERSION. As a condition precedent to any transfer or conversion of any shares of Class B Common Stock or Class C Common Stock, the transferor shall give the Corporation not less than five (5) business days prior written notice of any intended transfer or conversion and the intended transferee or the Person who will hold the converted shares, as applicable, shall promptly provide the Corporation with any information reasonably requested by the Corporation to enable the Corporation to determine whether such intended transferee or holder of converted shares is a Disqualified Person.

     (e)  CONVERSION.

     (i) EFFECTIVE TIME OF CONVERSION. The conversion of shares of Class B Common Stock or Class C Common Stock, as the case may be, will be deemed to have been effected as of the close of business on the date on which occurs the last to occur of the following events:

          (A) The certificate or certificates representing the shares of Class B Common Stock or Class C Common Stock to be converted have been surrendered to the principal office of the Corporation with duly executed conversion instructions and, if applicable, transfer instructions;

          (B) All information requested by the Corporation, for the purpose of making the determination contemplated by Section 5(d) of this Article V, has been provided to the Corporation and the Corporation has determined that the intended transferee is not a Disqualified Person; and

          (C) All consents contemplated by Section 5(c)(i) of this Article V have been obtained and evidence thereof satisfactory to the Corporation has been provided to the Corporation.

At such time as such conversion has been effected, the rights of the holder of such shares will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class C Common Stock or Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Class C Common Stock or the Class A Common Stock so issuable by reason of the conversion.

     (ii) DELIVERIES UPON CONVERSION. As soon as possible after a conversion has been effected (but in any event within three (3) business days), the Corporation will deliver to the converting holder:

          (A) a certificate or certificates representing the number of shares of Class A Common Stock or Class C Common Stock issuable by reason of such conversion in such name or names and such denominations as the converting holder has specified; and

          (B) a certificate representing any shares of Class B Common Stock or Class C Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (iii) NO CHARGES. The issuance of certificates for shares of Class A Common Stock or Class C Common Stock upon conversion of Class B Common Stock or Class C Common Stock will be made without charge to the holders of such Common Stock for any issuance tax in respect of such issuance or other costs incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock or Class C Common Stock, except for any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the surrendered certificate is registered. Upon conversion of a share of Class B Common Stock or Class C Common Stock, the Corporation will take all such actions as are necessary in order to ensure that the Class A Common Stock or Class C Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

     (iv) NO ADVERSE ACTION. The Corporation will not close its books against the transfer of Class A Common Stock or Class C Common Stock issued or issuable upon conversion of Class B Common Stock or Class C Common Stock in any manner which interferes with the timely conversion of Class B Common Stock or Class C Common Stock.

     (v) SUFFICIENT SHARES. The Corporation shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock and Class C Common Stock for the conversion of all shares of Class B Common Stock then outstanding. The Corporation shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class C Common Stock then outstanding.

SECTION 6.  DISQUALIFIED PERSON.

     In event that a Person is or becomes a Disqualified Person, such Person shall promptly take any and all actions necessary or required by the FCC to cause such Person to cease being a Disqualified Person, including, without limitation, (i) divesting all or a portion of such Person's interest in the Corporation, (ii) making an application to or requesting a ruling from and/or cooperating with the Corporation in any application to or request for a ruling from the FCC seeking a waiver for or an approval of such ownership, (iii) divesting itself of any ownership interest in any entity which together with such Person's interest in the Corporation makes such Person a Disqualified Person, (iv) entering into a voting trust whereby such Person's interest in the Corporation will not make such Person a Disqualified Person, or (v) subject to any Board of Directors and/or vote of Class B Common Stock holders required under Article VII hereof, exchanging such Person's shares of Common Stock for Class B Common Stock.

SECTION 7.  LEGEND.

     Each Certificate representing shares of Common Stock shall bear a legend setting forth the restrictions on transfer and ownership which apply to the shares represented by such Certificate.

SECTION 8.  DEFINITIONS.

     For the purposes of these Articles of Incorporation, the following capitalized terms shall have the meanings set forth below:

     "ACT" shall mean the Illinois Business Corporation Act of 1983, as amended, and any successor thereto.

     "AFFILIATE" shall be defined as set forth in Rule 144 promulgated under the Securities Act.

     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to any Person or group of related Persons (a "Group") (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal, (ii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group other than a Principal or Related Party of a Principal becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the aggregate voting power of all classes of capital stock of the Corporation having the right to elect directors under ordinary circumstances, or (iii) the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors.

     "CLASS A COMMON STOCK" shall be defined as set forth in Article IV.

     "CLASS B COMMON STOCK" shall be defined as set forth in Article IV.

     "CLASS C COMMON STOCK" shall be defined as set forth in Article IV.

     "COMMON STOCK" shall be defined as set forth in Article IV.

     "COMMUNICATIONS ACT" shall mean the Telecommunications Act of 1996, as amended.


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

     "CONSENT RIGHT HOLDER" shall be defined as set forth in Section 1(c) of this Article V.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Corporation who (i) was a member of such Board of Directors on the date of consummation of the Offering, or (ii) was nominated for election or elected to such Board of Directors with the approval of (x) two-thirds (2/3) of the Continuing Directors who were members of such Board at the time of such nomination or election, or (y) two-thirds (2/3) of those Directors who were previously approved by Continuing Directors.

     "CORPORATION" shall mean Cumulus Media Inc., an Illinois corporation.

     "DIRECTOR" shall mean a member of the Board of Directors of the Corporation.

     "DISABILITY" shall mean the inability of the Principal to perform his duties to the Corporation on account of physical or mental illness or incapacity for a period of four and one-half (4 1/2) consecutive months, or for a period of one hundred thirty-five (135) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Corporation that covers the Principal.

     A Person shall be deemed to be a "DISQUALIFIED PERSON" if, (and with respect to any proposed conversion or transfer, after giving effect to such proposed conversion or transfer), the Board of Directors of the Corporation in good faith determines such Person is (or would be after giving effect to such conversion or transfer), or such Person becomes aware that he or she is (or would be after giving effect to such conversion or transfer), or the FCC determines by a final order that such Person is (or would be after giving effect to such conversion or transfer), a Person who, directly or indirectly, as a result of ownership of Common Stock or other capital stock of the Corporation or otherwise (i) causes (or would cause) the Corporation or any of its subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, (ii ) would result in disqualification of the Corporation or any of its subsidiaries as a licensee of the FCC, or (iii) would cause the Corporation to violate the provisions with respect to foreign ownership or voting of the Corporation or any of its subsidiaries as set forth in Section 310(b)(3) or (4) of the Communications Act,
as applicable.   Notwithstanding the foregoing, if a Person objects in good faith to such determination by written notice to the Corporation, within ten
(10) days of notice by the Corporation that the Board of Directors of the Corporation has determined that such Person is a Disqualified Person, the Corporation and/or such Person shall, when appropriate, apply for a determination by the FCC with respect thereto within ten (10) days of receipt by the Corporation of notice of such objection. If no determination is made by the FCC within ninety (90) days from the date of such application or if the Corporation and the Person determine that it is inappropriate to make any application to the FCC, the Corporation and such Person agree that such determination shall be made by an arbitrator, mutually agreed upon by the Corporation and such Person. Notwithstanding the foregoing, until a determination is made by the FCC (and such determination becomes a final order) or by the arbitrator, such Person will not be deemed a Disqualified Person.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "FCC" shall mean the Federal Communications Commission.

     ''FUNDAMENTAL ACTION" shall mean: (i) any proposed amendment to the Corporation's Articles of Incorporation or By-Laws (other than an amendment required by Section 1 of Article VII hereof); (ii) any proposed merger, consolidation or other business combination involving the Corporation, or sale, transfer or other disposition of all or substantially all of the assets of the Corporation; (iii) any proposed voluntary liquidation, dissolution or termination of the Corporation; or (iv) any proposed transaction resulting in a Change of Control.

     "NATIONSBANC" shall mean NationsBanc Capital Corp.

     "OFFERING" shall mean the issuance of shares of Class A Common Stock by the Corporation pursuant to the first public distribution in which shares of Class A Common Stock of the Corporation are listed and traded on a national stock exchange or on the NASDAQ National Market System.

     "PERSON" shall include any individual, entity, or group within the meaning of Section 13(d)(2) of the Exchange Act.

     "PREFERRED STOCK" shall be defined as set forth in Article IV.

     "PRINCIPAL" means each of Richard W. Weening and Lewis W. Dickey, Jr.

     "RELATED PARTY" with respect to any Principal means (a) any spouse or immediate family member of such Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Principal and/or other Persons referred to in the immediately preceding clause (a).

     "RESTRICTED ACTIONS" shall be defined as any of the following actions by the Corporation:

     (a) Entering into any transaction with any Affiliate of the Corporation or amending or otherwise modifying any existing agreement with any Affiliate of the Corporation, other than a transaction with an Affiliate which is on terms no less favorable to the Corporation than the Corporation would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Corporation and which is approved, after disclosure of the terms thereof, by a vote of the majority of the Board of Directors of the Corporation (PROVIDED, that any Director who is an interested party or an Affiliate of an interested party to such transaction shall not be entitled to participate in such vote and shall not be counted for the purpose of determining whether a majority of the Board of Directors of the Corporation has approved such transaction);

     (b) Issuing any shares of Class B Common Stock, or any shares of Class C Common Stock other than in a conversion pursuant to Section 5(a) of Article V hereof;

     (c) Acquiring (by purchase or otherwise) or selling, transferring or otherwise disposing of assets having, at the time of disposition, a fair market value in excess of ten percent (10%) of the Corporation's Shareholders' Equity as of the last day of the preceding fiscal quarter for which financial statements are available; or

     (d) amending, terminating or otherwise modifying any of the foregoing subparagraphs (a) through (c) or this subparagraph (d) or any provision of this
Article V governing the voting or conversion rights of the Class B Common Stock or the Class C Common Stock.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SHAREHOLDERS' EQUITY," as of any date, shall mean the Corporation's assets minus its liabilities, as determined in accordance with generally accepted accounting principles and as reflected on the Corporation's consolidated balance sheet as of such date.

     "SWIB" shall mean the State of Wisconsin Investment Board.


                               ARTICLE VI (AMENDMENT)

                              TERMS OF PREFERRED STOCK

     The Preferred Stock shall be divided into and issued in one or more series. Each series shall be so designated by the Board of Directors of the Corporation as to distinguish the shares in such series from the shares of all other series. The variations in the relative rights, preferences, voting powers, designations, dividends, qualifications, limitations, and restrictions as between different series shall be fixed and determined by resolution of the Board of Directors of the Corporation, so far as they are not inconsistent with the provisions of these Articles of Incorporation, and the Board of Directors of the Corporation is hereby expressly vested with authority to establish the same by resolution. Each such resolution so adopted by the Board of Directors is referred to herein as a "Resolution Fixing Terms."

     The following terms and provisions shall apply to all Preferred Stock and each series thereof:

          1. Preferred Stock shall be non-voting, except to the extent that the Resolution Fixing Terms establishing a series of Preferred Stock expressly grants voting rights to the shares in such series, and then only to the extent of the voting rights expressly so granted.

          2. Where one or more series of Preferred Stock have been granted voting rights, the shares of Preferred Stock having voting rights upon any given matter shall be voted as a single class, except to the extent that the Resolution Fixing Terms establishing a series of Preferred Stock expressly grants such series the right to vote separately as a series, and then only to the extent of the separate voting rights so granted.

          3. The rate of dividend, if any, or basis for determination of dividend, if any, for shares in a series; the price at and terms and conditions on which shares in a series may be redeemed, if any; the amount payable upon shares in a series in the event of involuntary or voluntary liquidation; sinking fund provisions for shares in a series, if any; the terms and conditions on which shares in a series may be converted, if any; and the voting rights of shares in a series, if any, shall each be set forth in the Resolution Fixing Terms for such series.

          4. There shall be no variations between shares of different series of Preferred Stock except to the extent that such variations are permissible under the Act and are expressly set forth in the respective Resolutions Fixing Terms establishing such series.

          5. Dividends payable to holders of shares of any series of Preferred Stock shall have priority over dividends payable to holders of shares of any class of Common Stock. As among shares of Preferred Stock issued in different series, dividends payable upon shares of any series of Preferred Stock shall be of equal priority with dividends payable upon shares of any other series of Preferred Stock.

          6. Amounts payable to holders of shares of any series of Preferred Stock in any liquidation (voluntary or involuntary), dissolution or winding up of the Corporation shall have priority over amounts payable to holders of shares of any class of Common Stock. As among shares of Preferred Stock issued in different series, amounts payable to holders of shares of any series of Preferred Stock in any liquidation (voluntary or involuntary), dissolution or winding up of the Corporation shall have equal priority with amounts payable to holders of shares of any other series of Preferred Stock.

                              ARTICLE VII (AMENDMENT)

                           CERTAIN RIGHTS AND OBLIGATIONS
                   APPLICABLE ONLY DURING NATIONSBANC'S OWNERSHIP

SECTION 1.  RESTRICTED ACTIONS.

     Upon the day of issuance ("Order Date") of a final order of the FCC that the granting of a right to NationsBanc to designate a Director of the Corporation pursuant to a shareholders agreement with the holders of Class C Common Stock will not result in NationsBanc's interest being "attributable" under applicable FCC rules, and for so long thereafter ("Applicable Period") as NationsBanc (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by NationsBanc immediately prior to the Offering:

     (a) the holders of Class C Common Stock shall have the right, voting as a class, to elect one (1) Director (the "Class C Director"); and


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

     (b) the Corporation shall not take any Restricted Action without the unanimous vote of the Board of Directors of the Corporation.

     The right of the holders of the Class C Common Stock to elect the Class C Director may be exercised initially either at a special meeting of the holders of Class C Common Stock called as hereafter provided or at any annual meeting of shareholders held for the purposes of electing directors and thereafter at such annual meeting or by the written consent of the holders of Class C Common Stock, until the expiration of the Applicable Period. Effective on the Order Date, the number of Directors constituting the Board of Directors of the Corporation shall be increased by one (1) without the necessity of any further action by the shareholders or the Board of Directors of the Corporation, and the By-Laws shall be deemed amended so to increase the number of members of the Board of Directors effective on the Order Date. Upon the termination of the Applicable Period, the term of office of the Class C Director shall terminate immediately and the number of Directors constituting the Board of Directors of the Corporation shall be reduced by one (1) without the necessity of any further action by the shareholders or the Board of Directors of the Corporation, and the By-Laws shall be deemed amended so to decrease the number of members of the Board of Directors effective as of the date of termination of the Applicable Period.

     At any time after the Order Date, if such rights to elect a Class C Director shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Class C Common Stock. Such meeting shall be held at the earliest practicable date based upon the number of days of notice required for annual meetings of stockholders at the place designated for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding may designate in writing any holder of Class C Common Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the number of days of notice required for annual meetings of stockholders and shall be held at the place designated for holding annual meetings of the stockholders of the Corporation or, if none, at a place designated by such holder. Any holder of Class C Common Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of Class C Common Stock to be called pursuant to the provisions of this Section
1. Notwithstanding the provisions of this section, however, no such special meeting shall be called if any such request is received less than seventy (70) days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required hereunder to elect a Class C Director may be taken without a meeting if a consent in writing, setting forth the name of the director to be elected, shall be signed by all of the holders of Class C


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Common Stock outstanding and entitled to vote on the election of the Class C
Director. Such consent shall have the same force and effect as the unanimous vote of the holders of the Class C Common Stock.

     In case of any vacancy occurring with respect to the Class C Director, such vacancy may be filled only by the affirmative vote of the holders of a majority of the then outstanding shares of Class C Common Stock at a special meeting called as provided above or pursuant to a written consent as provided above.


SECTION 2.  VOTE OF CLASS B COMMON STOCK HOLDERS.

     So long as NationsBanc (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by NationsBanc immediately prior to the consummation of the Offering, the Corporation may not take any Restricted Action unless EITHER (a) the membership of the Board of Directors includes a Class C Director and the Class C Director voted in favor of the Restricted Action, OR (b) the membership of the Board of Directors does not at the time of approval of the Restricted Action by the Board include a Class C Director and the Restricted Action has been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class.

SECTION 3.  EXPIRATION OF RESTRICTIONS.

     The restrictions set forth in Section 1 and 2 of this Article VII shall terminate upon expiration of the Applicable Period.


                              ARTICLE VIII (AMENDMENT)

                       MAJORITY VOTING; NO CUMULATIVE VOTING

SECTION 1.  MAJORITY VOTING.

     Any provision of the Act requiring, for the approval of any action of the Corporation, a two-thirds vote of the shareholders is hereby superseded, and any such action may (unless a greater percentage is expressly set forth in these Articles of Incorporation for such matter) be approved by a majority of the votes entitled to be cast by the outstanding shares entitled to vote on the matter or, if applicable, a majority of the votes entitled to be cast by the outstanding shares of each class or series of shares entitled to vote as a class or series on such matter.

SECTION 2.  NO CUMULATIVE VOTING.

     No holder of any shares of stock of any class shall be entitled to cumulative voting rights in any circumstances.



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                               ARTICLE IX (AMENDMENT)

                               NO PRE-EMPTIVE RIGHTS

     No shareholders shall have any pre-emptive rights to acquire unissued shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

                               ARTICLE X (AMENDMENT)

                             OFFERS FROM THIRD PARTIES

     The Board of Directors of the Corporation shall consider in good faith any bona fide offer from any third party to acquire any shares of stock or assets of the Corporation, and shall pursue diligently any transaction determined by the Board of Directors of the Corporation in good faith to be in the best interests of the Corporation's shareholders.


                               ARTICLE XI (AMENDMENT)

                              LIMITATION OF LIABILITY
                                    OF DIRECTORS

     No Director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, PROVIDED, HOWEVER, that this Article IX shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the Act, (iv) for any transaction from which the Director derived an improper personal benefit, or (v) for any act or omission occurring before the effective date of these Amended and Restated Articles of Incorporation.














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